Exhibit 99.1

Wesco Aircraft Announces Board Member Resignation

VALENCIA, CA, March 26, 2013 — Wesco Aircraft Holdings, Inc. (“Wesco Aircraft” or the “Company”) (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced that Mr. John Jumper has tendered his resignation from the Company’s Board of Directors, effective March 25, 2013.  Mr. Jumper sighted the competing demands on his schedule due to his position as Chief Executive Officer and President of SAIC, Inc. (NYSE: SAI).

The Company is in the process of identifying a successor to fill the vacancy.  Accordingly, the Board will have eight members until a successor is appointed.

“On behalf of the Board, Management and employees of Wesco Aircraft, I want to express my sincerest thanks for his membership on our Board.  His guidance and counsel have been of great value to us.  Wesco Aircraft wishes John the best in his future endeavors”, said Randy Snyder, President, Chief Executive and Chairman of Wesco Aircraft.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers the world’s broadest inventory of aerospace parts, comprised of more than 500,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,200 employees across 41 locations in 12 countries.

Contact Information

Mark Davidson

Investor Relations

661-802-5090

Mark.Davidson@wescoair.com